UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 13, 2015

TRIBUNE PUBLISHING COMPANY
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36230	38-3919441
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

435 North Michigan Avenue
Chicago, Illinois, 60611
(Address of Principal Executive Offices) (Zip Code)

312-222-9100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 13, 2015, the Board of Directors of Tribune Publishing Company (the “Company”) appointed Sandra J. Martin, currently Interim Chief Financial Officer of the Company, as Executive Vice President, Chief Financial Officer of the Company, effective April 14, 2015.

Ms. Martin, age 53, has served as the Company’s Interim Chief Financial Officer since January 2015. Prior to that, she served as the Company’s Senior Vice President, Corporate Finance and Investor Relations since November 2014 and its Vice President, Corporate Finance and Investor Relations since March 2014. Prior to joining the Company, Ms. Martin served as Vice President, Corporate Controller for Belo Corp. (a media company) from April 2010 through March 2014. Ms. Martin also served as Chief Financial Officer for Entech Solar (a renewable energy technologies company) from March 2009 through mid-April 2010.

In connection with this appointment, the Company increased Ms. Martin’s annual base salary to $400,000 and her target annual bonus to 75% of base salary.  In addition, Ms. Martin received equity grants having an aggregate fair market value of approximately $256,730 on the date of grant, of which half of the value of the award was stock options and half restricted stock units.   These equity awards will vest in four equal annual installments over a four year period from March 1, 2015 and otherwise be subject to such other terms as set forth in the Tribune Publishing Company Omnibus Incentive Plan and applicable award agreements.

Item 7.01	Regulation FD Disclosure

A press release relating to Ms. Martin’s appointment as the Company’s Chief Financial Officer is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)       Exhibits

Exhibit No.	Description
99.1	Press Release, dated April 15, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIBUNE PUBLISHING COMPANY

Date:	April 15, 2015	By:	/s/ Julie K. Xanders
Julie K. Xanders
Executive Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated April 15, 2015.